STATE OF NEVADA

FRANCISCO V. AGUILAR
Secretary of State

RUBEN J. RODRIGUEZ
Deputy Secretary for Southern Nevada

2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2452

OFFICE OF THE
SECRETARY OF STATE

GABRIEL DI CHIARA
Chief Deputy Secretary of State

DEANNA L. REYNOLDS
Deputy Secretary for Commercial Recordings

401 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7141

Business Entity - Filing Acknowledgement

07/16/2025

Work Order Item Number: W2025071601883-4589689
Filing Number: 20255041475
Filing Type: Certificate of Designation
Filing Date/Time: 7/16/2025 2:12:00 PM
Filing Page(s): 4

Indexed Entity Information:

Entity ID: E21802572022-0
Entity Name: Sharps Technology, Inc.
Entity Status: Active
Expiration Date: None

Commercial Registered Agent
NATIONAL REGISTERED AGENTS, INC.
701 S CARSON ST STE 200, Carson City, NV 89701, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

FVAguilar

FRANCISCO V. AGUILAR
Secretary of State

Filed in the Office of	Business Number E21802572022-0
FVAguilar	Filing Number 20255041475
Secretary of State State Of Nevada	Filed On 7/16/2025 2:12:00 PM
	Number of Pages 4

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: SHARPS TECHNOLOGY, INC. Entity or Nevada Business Identification Number (NVID): NV20222400408
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: ______ Time: ______ (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series B Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* the creation of Series B Preferred Stock with the following rights (see attached)
7. Withdrawal:	Designation being Withdrawn: ______ Date of Designation: ______ No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	**X** /s/ Robert Hayes Signature of Officer Date: 07/16/2025

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

SHARPS TECHNOLOGY CORP

CERTIFICATE OF DESIGNATION OF SERIES B PREFERRED STOCK

Pursuant to Section 78.1955 of the Nevada Revised Statutes

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of Sharps Technology Corp, a Nevada corporation (the "**Corporation**"), that the following resolution was duly adopted by the board of directors of the Corporation (the "**Board of Directors**"), in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes ("**NRS**") on July 15, 2025, which resolution provides for the creation of a series of the Corporation's Preferred Stock, par value $0.0001 per share, which is designated as "Series B Preferred Stock," with the rights, preferences, privileges and restrictions set forth therein.

WHEREAS, the Articles of Incorporation of the Corporation (as amended, the "**Articles of Incorporation**"), provides for a class of capital stock of the Corporation known as Preferred Stock, consisting of 1,000,000 shares, par value $0.0001 per share (the "**Preferred Stock**"), issuable from time to time in one or more series, and further provides that the Board of Directors is expressly authorized to fix the number of shares of any series of Preferred Stock, to determine the designation of any such shares, and to determine the rights (including but not limited to voting rights), preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation, (i) a series of Preferred Stock be, and hereby is, authorized by the Board of Directors, (ii) the Board of Directors hereby authorizes the issuance of five shares of Series B Preferred Stock (as defined below) and (iii) the Board of Directors hereby fixes the rights, preferences, privileges and restrictions of such share of Preferred Stock, in addition to any provisions set forth in the Articles of Incorporation that are applicable to all series of the Preferred Stock, as follows:

TERMS OF PREFERRED STOCK

1. **Designation, Amount and Par Value.** The series of Preferred Stock created hereby shall be designated as the Series B Preferred Stock (the "**Series B Preferred Stock**"), and the number of shares so designated shall be (5) five. The shares of Series B Preferred Stock shall have a par value of $0.0001 per share and will be uncertificated and represented in book-entry form.

2. **Dividends.** The holders of Series B Preferred Stock, as such, shall not be entitled to receive dividends of any kind.

3. **Voting Rights.** Except as otherwise provided by the Articles of Incorporation or required by law, the holders of the shares of Series B Preferred Stock shall have the following voting rights:

   3.1 Except as otherwise provided herein, each outstanding share of Series B Preferred Stock shall have 220,000 votes. The outstanding shares of Series B Preferred Stock shall vote together with the outstanding shares of common stock, par value $0.0001 per share (the "**Common Stock**"), of the Corporation as a single class exclusively with respect to an Increase in Authorized Common Stock (as defined below) and shall not be entitled to vote on any other matter except to the extent required under the NRS. As used herein, the term **"Increase in Authorized Common Stock"** means an amendment to the Articles of Incorporation to increase the number of authorized shares of Common S tock.

Pant

3.2 The shares of Series B Preferred Stock shall be voted, without action by the holder, on the Increase in Authorized Common Stock in the same proportion as shares of Common Stock are voted (excluding any shares of Common Stock that are not voted) on the Increase in Authorized Common Stock (and, for purposes of clarity, such voting rights shall not apply on any other resolution presented to the stockholders of the Corporation).

4. **Rank; Liquidation and Other.** The Series B Preferred Stock shall have no rights as to any distribution of assets of the Corporation for any reason, including upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

5. **Transfer.** The Series B Preferred Stock may not be Transferred at any time prior to stockholder approval of the Increase in Authorized Common Stock without the prior written consent of the Board of Directors. "**Transferred**" means, directly or indirectly, whether by merger, consolidation, share exchange, division, or otherwise, the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of the shares of Series B Preferred Stock (or any right, title or interest thereto or therein) or any agreement, arrangement or understanding (whether or not in writing) to take any of the foregoing actions.

6. **Redemption.**

6.1 The outstanding shares of Series B Preferred Stock shall be redeemed in whole, but not in part, at any time (i) if such redemption is ordered by the Board of Directors in its sole discretion, automatically and effective on such time and date specified by the Board of Directors in its sole discretion, or (ii) automatically upon the later of the effectiveness of the amendment to the Articles of Incorporation implementing the Increase in Authorized Common Stock (any such redemption pursuant to this Section 6.1, the "**Redemption**"). As used herein, the "**Redemption Time**" shall mean the effective time of the Redemption.

6.2 The shares of Series B Preferred Stock redeemed in the Redemption pursuant to this Section 6 shall be redeemed in consideration for the right to receive an amount equal to $100.00 in cash (the "**Redemption Price**") for the shares of Series B Preferred Stock owned of record as of immediately prior to the applicable Redemption Time and redeemed pursuant to the Redemption, payable upon the applicable Redemption Time.

6.3 From and after the time at which the shares of Series B Preferred Stock are called for Redemption (whether automatically or otherwise) in accordance with Section 6.1, each share of Series B Preferred Stock shall cease to be outstanding, and the only right of the former holder of such share of Series B Preferred Stock, as such, will be to receive the applicable Redemption Price. The Redemption of each share of Series B Preferred Stock by the Corporation pursuant to this Certificate of Designation shall be automatically retired and restored to the status of an authorized but unissued share of Preferred Stock, upon such Redemption. Notice of a meeting of the Corporation's stockholders for the submission to such stockholders of any proposal to approve the Increase in Authorized Common Stock shall constitute notice of the Redemption of shares of Series B Preferred Stock and result in the automatic Redemption of the share of Series B Preferred Stock at the Redemption Time pursuant to Section 6.1 hereof. In connection with the filing of this Certificate of Designation, the Corporation has set apart funds for payment for the Redemption of the shares of Series B Preferred Stock and shall continue to keep such funds apart for such payment.

7. **Severability.** Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Sharps Technology Corp has caused this Certificate of Designation of Series B Preferred Stock to be duly executed by the undersigned duly authorized officer as of this day July 16, 2025.

SHARPS TECHNOLOGY CORP

By: ______________________

Name:Robert Hayes

Title: Chief Executive Officer